Exhibit 10.6

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered on this 21st day of November 2022, and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 124 Dvora HaNevi’a Street, Tel Aviv, Israel, Company No. 52-001395-4 (the “Company”), and Richard Francis (“Executive”).

WHEREAS, the Company wishes to employ Executive as its President and Chief Executive Officer (“President and CEO”), and Executive wishes to be so employed; and

WHEREAS, the parties have agreed on the terms pursuant to which Executive shall serve as President and CEO, and wish to set forth such terms in this Agreement.

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Term; Positions and Duties; Location

1.1

The Company agrees to employ Executive, and Executive agrees to serve the Company and its affiliates, subject to the terms and conditions of this Agreement, for the period commencing on January 1, 2023 (the date Executive’s service to the Company commences, “Effective Date”) and ending on the date that Executive’s employment lawfully terminates (the “Term”) of which the period ending on the third (3rd) anniversary of the Effective Date shall be a fixed term (the “Fixed Term”). Unless previously terminated, the Fixed Term shall be automatically extended for consecutive periods of one (1) year (each such period an “Extension Period”) unless either party provides written notice to the other party of non-renewal of the Fixed Term or Extension Period as the case may be in accordance with Section 26 not less than six (6) months prior to the end of the Fixed Term or Extension Period as then in effect, in which case for the avoidance of doubt the date of termination of employment shall be the expiry of the Fixed Term or Extension Period as the case may be.

Notwithstanding the foregoing provisions of this Section 1.1, (a) upon the occurrence of a “Change in Control” (as described in the Compensation Policy (as defined below)), the Fixed Term or the Extension Period (whichever is in effect at the time the Change in Control occurs) shall automatically be extended until the second (2nd) anniversary of the date such Change in Control occurs (except that if the Change in Control occurs during the first year of the Fixed Term then such extension shall not apply) and, in the case of such an extension, the expression “Fixed Term” or “Extension Period”, as applicable, as used herein shall be construed to include such extension; and (b) during the Fixed Term or the Extension Period (as extended upon the occurrence of a Change in Control as contemplated by sub-clause (a) above, if applicable), Section 9 will apply to the termination of Executive’s employment.

1.2

Executive shall report directly to the Board of Directors of the Company (the “Board”). All executive officers of the Company shall report directly to Executive (unless otherwise determined by Executive, or as required by Law (as defined below) or the principles of good corporate governance). In addition, Executive shall serve as President and CEO and have all of the duties, authorities and responsibilities customarily exercised by an individual serving as the president and chief executive officer of a company the size and nature of the Company, and such other duties, authorities and responsibilities, consistent with the foregoing, as may reasonably be assigned to him from time to time by the Board.

1.3

During the Term, Executive shall devote his full business time, energy, business judgment, knowledge and skill to the performance of his duties with the Company; provided that the foregoing shall not prevent Executive from (a) reasonably participating in charitable, civic, educational, professional, community or industry affairs, and (b) managing his own personal investments, in each case, so long as such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict. Executive shall not serve on the board of directors or similar body of a for-profit entity without the express written consent of the Chairman of the Board (such consent not to be unreasonably withheld and on the basis that consent has been given for the positions that Executive will hold at the Effective Date as disclosed by the Executive to the Company prior to the date hereof).

1.4

During the Term, Executive may be required to serve as a director, officer or committee member of the Company and/or another entity of any type in which the Company holds, directly or indirectly, at least 25% of the “means of control” (as such term is defined in the Securities Law, 1968) (collectively, the “Company Group”), and the fulfillment of such position shall not constitute an employer-employee relationship between Executive and any such entity (other than the Company), and notwithstanding any such position, Executive shall only be considered to be an employee of the Company and shall not receive any additional compensation for serving in such additional position other than those amounts expressly set forth herein; provided that the Company’s D&O insurance shall cover Executive and the Indemnification and Release Agreement attached hereto as Exhibit B shall fully cover Executive in all such positions.

1.5

Executive’s principal place of employment during the Term shall be at the Company’s principal offices in Israel and his principal private residence will be in the United Kingdom, from which he will also work. Executive acknowledges and agrees that he shall be required to travel abroad extensively on Company business. Executive’s working time shall be allocated among the various applicable work locations as necessary and appropriate to support performance of his duties as President and CEO, with such allocation to be mutually agreed from time to time between Executive and the Chairman of the Board. Notwithstanding anything to the contrary and subject to the terms of Section 21 of this Agreement, Executive agrees to comply with the guidelines set forth in Section 21.4 of this Agreement.

1.6

Executive acknowledges and agrees that no collective and/or special bargaining agreement that might apply to the Company’s employees shall apply to Executive in his capacity as an employee of the Company, unless required by applicable Law.

1.7

This Agreement and all compensation and benefits payable hereunder are subject to the Company’s compensation policies applicable to senior officers in effect on the Effective Date and the terms and conditions of this Agreement, including the Company’s Compensation Policy for Executive Officers and Directors adopted by the shareholders at the 2022 annual general meeting of shareholders, held on June 23, 2022 (collectively, the “Compensation Policy”).

1.8

The Company may, in its discretion and subject to Executive’s consent, decide to employ Executive indirectly through a wholly owned subsidiary of the Company, in which case, the Company and Executive shall cooperate and use commercially reasonable efforts to establish Executive’s employment with such subsidiary. Such an employment arrangement would in no event alter (a) Executive’s position as President and CEO, (b) his reporting relationship, duties, responsibilities, compensation, and benefits, in each case as set forth in this Agreement, or (c) any other substantive provision of this Agreement. For avoidance of any doubt, it is hereby clarified that such an employment arrangement shall not trigger any termination payment pursuant to Section 9 of this Agreement and the Executive’s employment with a wholly owned subsidiary shall be considered as continued employment.

2.	Base Salary

2.1

During the Term, Executive’s gross annual base salary shall be not less than $1,600,000 (One Million Six Hundred Thousand United States Dollars) (the “Annual Salary”). The Annual Salary shall be divided by 12, and each such 1/12 shall constitute Executive’s monthly salary (the “Monthly Salary”) payable in arrears in equal monthly installments. The Annual Salary shall be subject to upward only review, at least annually, by the Human Resources & Compensation Committee of the Board (the “Compensation Committee”) for possible increase, subject to the requirements of applicable Law, including any requirement of shareholder approval.

2.2

Executive hereby acknowledges and agrees that in light of his position and areas of responsibility, which require a special degree of trust, and since he is part of the Company’s senior management, the provisions of the Hours of Work and Rest Law, 1951, shall not apply to his employment.

2.3

It is hereby agreed that only the Monthly Salary payable to Executive pursuant to Section 2.1 shall constitute the basis for the calculation of all social benefits (or their equivalent) paid to Executive pursuant to this Agreement (including any payments or contributions related to the Severance Contribution and Pension Benefit) and for any other purpose or benefit plan for which such payments are calculated based on a percentage of Executive’s salary.

2.4

The parties hereby acknowledge and agree that the compensation terms set forth in this Agreement constitute fair consideration to Executive, given, inter alia, his managerial responsibilities and obligations towards the Company.

3.	Cash Awards

3.1

Sign-on Cash Award. Executive shall be granted a cash award of $5,000,000 (Five Million United States Dollars) (the “Sign-on Cash Award”), which shall vest and be paid (a) in three installments: (i) with the first installment, equal to $1,500,000, to be paid on the first business day following the Effective Date; (ii) the second installment, equal to $1,500,000, to be paid on the first business day following the first anniversary of the Effective Date; and (iii) the third installment, equal to $2,000,000, to be paid on the first business day following the third anniversary of the Effective Date, in each case, subject to Executive’s continued employment with the Company through the applicable vesting date identified in clauses (ii) and (iii) above or (b) upon such earlier vesting date as may be provided for, if at all, under Section 9.

3.2

Annual Bonus. During the Term, for each fiscal year of the Company commencing with the fiscal year in which the Effective Date occurs, Executive shall be considered for an annual bonus (the “Annual Bonus”) in accordance with the terms of the Company’s executive annual bonus plan as in effect from time to time. Executive shall have a target Annual Bonus opportunity of 150% of Annual Salary if performance goals are achieved at 100% (the “Target Bonus”) and a maximum Annual Bonus opportunity of 200% of Annual Salary if performance goals are achieved at 120% or more, the actual amount of which shall be determined in good faith by the Compensation Committee and the Board, based on their determination of the attainment of performance measures established by the Compensation Committee and the Board. The performance measures and thresholds applicable to Executive shall be no less favorable to Executive than those applicable to other executive officers of the Company and shall be established by the Compensation Committee and the Board after consultation with Executive. The Annual Bonus shall be paid in a lump sum in cash not later than April 1 of the year immediately following the fiscal year to which such Annual Bonus relates. The Annual Bonus shall not be prorated in respect of the fiscal year in which the Effective Date occurs, and Executive shall be eligible for a full year’s Annual Bonus in respect of such fiscal year. Except as expressly provided in Section 9 of the Agreement and except in the case of non-renewal of this Agreement pursuant to Section 1.1, Executive shall not be entitled to an annual bonus in respect of a fiscal year if he is not employed by the Company Group on the payment date.

4.	Equity Awards

4.1

Sign-on Awards. On the Effective Date (or, if the Company is subject to a blackout on the Effective Date, the seventh day after the blackout period ends), Executive shall be granted (the date on which such grant occurs, the “Grant Date”) awards (the “Sign-on Awards”) in respect of ordinary shares of the Company (“Shares”) pursuant to the Company’s 2020 Plan and award agreements thereunder, which shall be allocated, and have terms and conditions, as follows:

4.1.1

Sign-on RSU Award. Executive shall be granted a restricted share unit award (the “Sign-on RSU Award”) covering a number of Shares having a total grant date fair value of $5,000,000 (Five Million United States Dollars). The Sign-on RSU Award shall vest and settle in equal installments on the first (1st), second (2nd) and third (3rd) anniversaries of the Grant Date, subject, except as provided in Section 9, to Executive’s continued employment with the Company on, in each case, the applicable vesting date. The Sign-on RSU Award shall include other terms and conditions described in this Agreement and other terms and conditions consistent with restricted share unit (“RSU”) awards granted by the Company generally.

4.1.2

Sign-on PSU Award. Executive shall be granted a performance share unit (“PSU”) award (the “Sign-on PSU Award”), the target number of Shares subject to such award having a total grant date fair value of $5,000,000 (Five Million United States Dollars). The Sign-on PSU Award shall provide that the number of Shares earned thereunder shall be determined based on achievement of stretch performance goals to be established by the Committee in consultation with Executive prior to the Company’s 2023 annual shareholders meeting.

4.2

Annual Equity Awards. For the fiscal year in which employment commences and for each of the subsequent fiscal years during the Term, Executive shall be granted equity awards with a target grant date fair value of $9,000,000 (Nine Million United States Dollars) per year (not pro-rated in respect of the first fiscal year in which employment commences), with 70% of each such award to be granted as PSUs and 30% of each such award to be granted as RSUs, the grant date being not later than the end of the first quarter of the applicable fiscal year to which the awards relate, in each case subject to the terms of the 2020 Plan (or any successor thereto). All such awards shall otherwise be subject to the same vesting terms as the corresponding Share awards granted to other senior executives of the Company generally.

5.	Executive Benefits

5.1

Generally. During the Term, Executive (and, to the extent eligible, his dependents and Beneficiaries (as defined below)) shall be entitled to participate in any and all health, medical, dental, group insurance (including life insurance), welfare, pension, fringe benefits, perquisites and other employee benefit plans, programs and arrangements that are generally available from time to time to similarly situated senior executives of the Company and their dependents and Beneficiaries (the “Executive Benefits”), such participation in each case to be on terms and conditions that are commensurate with Executive’s position and responsibilities at the Company and that are no less favorable to Executive than those that apply to senior executives of the Company with an equivalent international role.

5.2

International Assignment. During the Term, Executive shall be covered by, and shall be provided relocation benefits as set forth in, the Company’s Long Term International Assignment Policy (including reimbursement of reasonable tax advice and legal assistance) and, in addition, Executive will receive up to (a) $12,000 (USD) per month (pro-rated for partial calendar months) (grossed up for tax and social security contributions in accordance with Company policy) for reimbursement of housing (including hotel), utilities, other accommodation expenses in Israel, and air travel, and (b) up to $100,000 (USD) (grossed up for tax and social security contributions in accordance with Company policy) in the aggregate per year personal travel expenses of Executive and/or his spouse and children, subject in each case to Executive’s presentation of appropriate supporting documentation.

6.	Reimbursement for Certain Costs and Expenses

6.1

Business Expenses. The Company shall pay or reimburse Executive for all out-of-pocket business expenses incurred by Executive during the Term in performing his duties under this Agreement, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

6.2

Business Equipment. During the Term, the Company shall provide, and pay or reimburse Executive for all expenses incurred in connection with acquiring, maintaining and using, in each such case a land-line telephone in his residence, a laptop, a cellular telephone or other similar hand-held device, and a car benefit suitable for the chief executive officer of a company of the size and nature of the Company, in each case, to the extent applicable, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company.

6.3

Tax and Financial Advisory Expenses. In addition to the tax preparation services provided under the Company’s Long Term International Assignment Policy which will be provided to Executive during the Term, with respect to each year occurring during the Term for which information regarding any salary, compensation or benefits hereunder are required to be included in tax returns, the Company shall pay or reimburse Executive for ongoing financial counseling and tax advisory fees incurred by Executive with an adviser of his choice, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company up to $15,000 (USD) annually. For the avoidance of doubt the tax preparation services provided to Executive under the Company’s Long Term International Assignment Policy will be no less favorable than is provided to other senior executives who are on assignment and covered by such policy.

7.	Vacation; Sick Leave; Recreation Pay

7.1

Vacation. Executive shall be entitled to twenty (20) paid vacation working days per calendar year and all Israeli public holidays fully paid, which shall accrue in accordance with Company policy. Executive shall be entitled to take such vacation on UK public holidays should he so choose (save that he will demonstrate flexibility on such days to accommodate business need). Executive shall be required to utilize at least five (5) consecutive days every calendar year, and may accumulate the remaining vacation days in accordance with the Company’s policy. The dates of Executive’s annual vacation shall be coordinated in advance with the Chairman of the Board. Executive shall be entitled to redeem the aforesaid accumulated vacation days upon termination of Executive’s employment.

7.2

Sick Leave. Executive shall be entitled to thirty (30) paid sick working days per calendar year during the Term (without any reduction in the compensation or benefits or bonus payable hereunder), which may accumulate during the Term in accordance with the Company’s practice or policy, as in effect from time to time. The sick pay shall include the Monthly Salary and all other amounts and benefits to which Executive is entitled under this Agreement, as if Executive worked at the Company during the period of his illness (in respect of the period for which he is entitled to receive payment as aforesaid), less any amount that Executive is entitled to and does receive other than from the Company with respect to the aforementioned period of his illness, including from any pension fund (if applicable); provided that Executive provides the Company with medical confirmation of his illness if requested by the Chairman of the Board. The parties hereto hereby acknowledge and agree that the payments to Executive set forth in this Section 7.2 and Executive’s insurance in the pension fund and/or loss of ability to work are meant to also cover the Company’s obligations under the Sick Pay Law, 1976.

7.3

Recreation Pay. Executive shall be entitled to fifteen (15) paid recreation days per calendar year during the Term (without any reduction in the compensation or benefits payable hereunder). The amount of recreation pay per recreation day, the payment conditions and any other conditions governing recreation pay shall be in accordance with applicable Law and the Company’s policy in effect at the applicable time with respect to its employees generally.

8.	Pension

8.1

Executive shall receive from the Company on a monthly basis a pension benefit equal to 7.5% of Monthly Salary (the “Pension Benefit”). The Pension Benefit shall be paid directly to the Executive into a bank account designated by him. For the avoidance of doubt, the Pension Benefit shall not be grossed up and shall be subject to all applicable taxes. Executive confirms that during the Term he shall pay an amount equal to £4,000 per annum as a pension contribution to a UK registered defined contribution pension scheme designated by the Executive (or such lesser amount as is the maximum that can be paid by law without breaching any allowances applicable to tax free pension contributions) and he shall use reasonable endeavours to arrange critical illness cover for himself at a cost of at least £100 per month.

It is hereby acknowledged and agreed that the Pension Benefit payment shall not be deemed part of the Executive’s Monthly Salary for any purpose, including without derogating from the foregoing, for the purpose of payment of severance and any other entitlement calculated as a percentage of Executive’s Monthly Salary, and no additional current or future cost or expense, directly or indirectly shall be imposed on the Company as a result of such Pension Benefit.

8.2

In addition to the Pension Benefit the Company shall contribute and deposit, on a monthly basis, an additional sum equal to 8.33% of the Monthly Salary on account of pension contribution to an interest-bearing bank account in Israel that shall be opened for such purpose, in accordance with applicable Law (such contributions cumulatively and all earnings thereon, the “Severance Contribution”). The Severance Contribution is to be paid out along with the last salary payment. For the avoidance of doubt, the Severance Payment and any severance entitlements payable under applicable Law (whether arising during or after the Term) shall be reduced (but not below $0) by the amount of the Severance Contribution.

8.3	Executive acknowledges that the Pension Benefit pursuant to this Section 8 is intended to be in lieu of the Company’s obligation under applicable Law to insure the Executive under a pension plan.

8.4	In light of the fact that the arrangement pursuant to this Section 8 is per Executive’s request:

8.4.1

Executive hereby represents that (i) Executive has considered the above and is aware of the consequences of this Section 8 with respect to the Pension Benefit, and (ii) since the aforementioned is being done pursuant to his request, and for his benefit, he does not and shall not have a cause of action with respect to any other pension insurance coverage to which he is entitled by Law (“Pension Insurance Coverage”).

8.4.2

Without derogating from the foregoing, Executive hereby explicitly waives any and all claim and/or demand and/or lawsuit of any kind with respect to the scope of the Pension Insurance Coverage. Executive undertakes to indemnify the Company for any damage and/or cost and/or expense incurred by the Company as a result of any demand and/or lawsuit filed by him and/or on his behalf in connection with this Section 8.

8.4.3

Executive shall be entitled to cancel the arrangement specified in this Section 8 and the Company shall accept such request and thereafter the Pension Benefit shall be made in full in Israel pursuant to applicable Law.

9.	Termination of Employment

9.1

General. Executive’s employment with the Company shall terminate upon the earliest to occur of (a) Executive’s death, (b) a termination by reason of a Disability, (c) a termination by the Company with or without Cause, and (d) a termination by Executive with or without Good Reason. The date on which employment hereunder terminates shall be referred to in this Agreement as the “Date of Termination.” Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned, effective immediately, from any and all directorships, committee memberships, and any other positions Executive holds with any member of the Company Group. If for any reason this Section 9.1 is deemed to be insufficient to effectuate the resignations contemplated by the immediately preceding sentence, then Executive shall without incurring any costs on him, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations. In addition, Executive hereby designates the Secretary or any Assistant Secretary of the Company to execute any such documents or instruments as Executive’s attorney-in-fact to effectuate such resignations if execution by the Secretary or any Assistant Secretary of the Company is deemed by the Company to be a more expedient means to effectuate such resignation or resignations.

9.2

Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon his death. The Company may terminate Executive’s employment immediately upon the occurrence of a Disability (as defined in Section 9.9.4), such termination to be effective upon Executive’s receipt of written notice of such termination. Upon Executive’s death or in the event that Executive’s employment is terminated due to his Disability, Executive or his estate or his Beneficiaries, as the case may be, shall be entitled to:

9.2.1	The Accrued Obligations, including the Severance Contribution;

9.2.2

Any portion of the Severance Payment required to be paid pursuant to applicable Law, which shall be paid in accordance with the requirements of applicable Law; provided, however, that such payment shall be reduced (but not below $0) by the amount of the Severance Contribution;

9.2.3

Any portion of the Sign-on Cash Award that is unvested as of the Date of Termination shall vest and be paid in a lump sum on the next regular payroll date immediately following the thirtieth (30th) day after the Date of Termination if not payable earlier according to Section 3.1;

9.2.4	The Equity Benefits;

9.2.5

If the Date of Termination occurs on or following the first (1st) anniversary of the Effective Date, the Prorated Annual Bonus, which shall be payable at the same time bonuses are paid to other senior executives of the Company; and

9.2.6	Solely in the case of Executive’s termination due to his Disability, the Non-Compete Payment.

Notwithstanding the foregoing provisions of this Section 9.2, the payments and benefits described in this Section 9.2 (other than the components of the Accrued Obligations and any portion of the Severance Payment required to be paid pursuant to applicable Law) (a) are subject to Executive’s execution and non-revocation or that of a duly authorized person on behalf of his estate or a person having legal power of attorney over his affairs (as the case may be) of the Release of Claims in accordance with Section 9.7 and (b) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive wilfully and materially breaches any provision of Sections 11, 12, 13 or 14.

9.3	Termination by the Company for Cause.

9.3.1

The Company may terminate Executive’s employment at any time for Cause. In the event that the Company terminates Executive’s employment for Cause, he shall be entitled only to Accrued Obligations (which for purposes of this Section 9.3 shall be deemed to include only the payments and benefits set forth in clause (a) and clause (d) thereof, and the right to Company reimbursement of any unreimbursed business expenses pursuant to clause (c) thereof). Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 9.3, Executive shall have no further rights to any compensation or any benefits under this Agreement.

9.3.2

No termination of Executive’s employment for Cause shall be effective unless the Company shall have complied with the provisions of this Section 9.3.2 and applicable Law. In the event that the Company believes that the Executive may have engaged in conduct that constitutes Cause, Executive shall be given written notice by the Company (the “Cause Notice”) of its intention to terminate Executive’s employment for Cause. The Cause Notice shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based and all relevant documentation and the Executive shall be given a reasonable opportunity (and no less than 30 days) to make representations to the Board, either at a hearing in person with his legal adviser in attendance or in writing. Any such hearing shall be held on a date mutually convenient to the Executive and the Board. The Company shall consider the Executive’s representations in good faith before making its decision as to whether to terminate the Executive’s employment for Cause and if it decides to so terminate, it shall give written reasons to the Executive for such decision. In the case of Cause based on circumstances that the Executive is capable of curing (as reasonably determined by the Company), the Executive must be given a period of thirty (30) days from receipt of the Cause Notice to cure the circumstances specified in such Cause Notice. If such circumstances are cured, then Cause shall not exist on the basis of such circumstances.

9.4

Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause, effective one hundred and eighty (180) days following the date of Executive’s receipt of written notice of such termination (the “Company Notice Period”); provided, however, that the Company and Executive may mutually agree to reduce the Company Notice Period. In the event that such notice is given by the Company, any intervening termination for any reason (other than a termination of Executive’s employment by the Company for Cause), including death or Disability, prior to the expiration of the Company Notice Period shall not alter the Company’s obligations under this Section 9.4. The Company may, in its sole and absolute discretion and by written notice, place Executive on garden leave during the Company Notice Period on the condition that the Company pays Executive the Monthly Salary and any other compensation and benefits to which Executive would have been entitled had the Executive not been placed on garden leave during the Company Notice Period (including but not limited to Annual Bonus and continued vesting of equity awards). If the Company and Executive mutually agree to reduce the Company Notice Period to less than one hundred and eighty (180) days, the Company may provide, in its sole and absolute discretion, that outstanding equity awards continue to vest for up to the one hundred and eighty (180)-day period following Executive’s receipt of written notice of termination. In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

9.4.1	The Accrued Obligations, including the Severance Contribution;

9.4.2

The Severance Payment, which shall be paid in a lump sum on the thirtieth (30th) day after the Date of Termination, other than those components of the Severance Payment required by Law to be paid earlier, which components shall be paid in accordance with the requirements of applicable Law; provided, however, that the amount of the Severance Payment shall be reduced (but not below $0) by the amount of the Severance Contribution;

9.4.3

Any portion of the Sign-on Cash Award that is unvested as of the Date of Termination shall vest and be paid in a lump sum on the thirtieth (30th) day after the Date of Termination if not payable earlier in accordance with Section 3.1;

9.4.4	The Equity Benefits;

9.4.5

If the Date of Termination occurs on or following the first (1st) anniversary of the Effective Date, the Prorated Annual Bonus, which shall be payable at the same time bonuses are paid to other senior executives of the Company;

9.4.6	The Non-Compete Payment; and

9.4.7

If such termination occurs within one (1) year following the date of a “Change in Control” (as described in the Compensation Policy), then, in addition to the payments and benefits set forth in Sections 9.4.1 through 9.4.6, Executive shall be entitled to be paid the Merger Amount (as defined below), which shall be paid in a lump sum on the thirtieth (30th) day after the Date of Termination.

Notwithstanding the foregoing, the payments and benefits described in this Section 9.4 (other than the components of the Accrued Obligations and the portion of the Severance Payment required to be paid pursuant to applicable Law) (a) are subject to Executive’s execution and non-revocation of the Release of Claims in accordance with Section 9.7 and (b) shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive wilfully and materially breaches any provision of Section 11, 12, 13 or 14.

9.5

Termination by Executive with or without Good Reason. Executive may terminate his employment with or without Good Reason by providing the Company one-hundred eighty (180) days’ prior written notice of such termination (the “Executive Notice Period”); provided, however, that the Company and Executive may mutually agree to reduce the Executive Notice Period. In the event that such notice is given by Executive, any intervening termination for any reason (other than a termination of Executive’s employment by the Company for Cause), including death or Disability, prior to the expiration of the Executive Notice Period shall not alter the Company’s obligations under this Section 9.5. The Company may, in its sole and absolute discretion and by written notice, place Executive on garden leave during the Executive Notice Period or accelerate the effective date of such termination of employment; provided that the Company shall continue to pay Executive the Monthly Salary and any other compensation and benefits to which Executive would have been entitled had he not been placed on garden leave during the Executive Notice Period (including but not limited to Annual Bonus and continued vesting of equity awards). If the Company and Executive mutually agree to reduce the Company Notice Period to less than one-hundred eighty (180) days, the Company may provide, in its sole and absolute discretion, that outstanding equity awards continue to vest for up to the one-hundred eighty (180)-day period following the Company’s receipt of written notice of termination.

In the event of a termination of employment by Executive for Good Reason, Executive shall be entitled to the same payments and benefits as provided in Section 9.4 for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 9.4 (including execution and non-revocation of the Release of Claims in accordance with Section 9.7 and not having wilfully or materially breached Sections 11, 12, 13 and 14). Notwithstanding the above, the Company may terminate the employment of Executive with or without Cause in accordance with Sections 9.3 and 9.4 after receipt of the “Good Reason Notice” (as defined below).

In the event of a termination of employment by Executive without Good Reason, Executive shall be entitled to only (a) the Accrued Obligations, and (b) subject to the same conditions on payment and benefits as described in Section 9.4 (including execution and non-revocation of the Release of Claims in accordance with Section 9.7 and not having wilfully or materially breached Sections 11, 12, 13 and 14), the Non-Compete Payment.

9.6

Termination Upon Non-Renewal. In the event that Executive’s employment terminates on non-renewal of this Agreement by either the Company or Executive pursuant to Section 1.1, Executive shall be entitled to only (a) the Accrued Obligations and (b) subject to the same conditions on payment and benefits as described in Section 9.4 (including execution and non-revocation of the Release of Claims in accordance with Section 9.7 and not having wilfully or materially breached Sections 11, 12, 13 and 14), the Non-Compete Payment and the Prorated Annual Bonus.

9.7

Release. Notwithstanding any provision in this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to Sections 9.2 through 9.6 (other than the components of the Accrued Obligations and those components of the Severance Payment required to be paid pursuant to applicable Law) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims within fourteen (14) days following the Date of Termination. If Executive fails to execute the Release of Claims in such a timely manner or revokes the Release of Claims, Executive shall not be entitled to any of the Severance Benefits. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability or Executive’s death or Disability following a notice of termination of employment without Cause or for Good Reason, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs and the Release of Claims will be amended by the Company so as to enable such person on behalf of his estate or a person having legal power of attorney over his affairs to execute the same so that it has the same effect as if (i) it were executed by Executive; (ii) only Executive or his estate are liable thereunder; and (iii) such persons themselves will have no personal liability to the Company.

9.8

Full Settlement. Without prejudice to Executive’s entitlements in respect of vested equity under the 2020 Plan (or any successor plan) the payments and benefits provided under this Section 9 shall be in full satisfaction of all obligations of the Company Group to Executive under this Agreement or any other agreement, plan, arrangement or policy of the Company Group in connection with his termination of employment. For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment shall be receipt of the payments and benefits specified in this Section 9.

9.9	Definitions. For purposes of this Agreement, the following terms have the following meanings:

9.9.1

“Accrued Obligations” means (a) any unpaid Monthly Salary earned through the Date of Termination, and any unused vacation days and recreation days accrued through the Date of Termination, which amounts shall be paid on the next regular payroll date immediately following the Date of Termination, (b) any earned and unpaid Annual Bonus for the fiscal year immediately preceding the Date of Termination, which shall be paid at the time that annual bonuses for such fiscal year are paid to other senior executives of the Company, and (c) any other payment to which Executive is entitled under the applicable terms of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, including Company reimbursement of any unreimbursed business expenses, to be made in a timely manner in accordance with the terms of such arrangements, and (d) rights to any Company indemnification and Company-provided officers’ liability insurance as set forth in Section 10.

9.9.2	“Beneficiaries” means, subject to applicable Law, the executors or personal representatives of Executive’s estate.

9.9.3

“Cause” means (a) Executive’s material violation of the policies of the Company or any of its affiliates, including, but not limited to, those relating to sexual harassment, corruption, the disclosure or misuse of confidential information, which violation has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or its affiliates, (b) material breach of this Agreement by Executive, (c) Executive is convicted of, or has entered a plea of nolo contendere to, a felony, or (d) a wilful and material breach by Executive of the provisions of Section 11, 12, 13 or 14. For the purposes of this clause, no act, or failure to act, on Executive’s part shall be deemed “wilful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company. Any act or failure to act by Executive that is based upon or relies upon the direction or approval of the Board shall not constitute Cause. For the avoidance of doubt, the termination of Executive’s employment for any reason other than as contemplated by this Section 9.9.3 shall not constitute “Cause.”

Notwithstanding the foregoing, without prejudice to clause 9.3.2, in the event that the Board reasonably believes that Executive may have engaged in conduct that constitutes Cause, the Board may, subject to applicable Law, suspend Executive from performing his duties hereunder for a period of up to sixty (60) days, and provided the Company is acting in good faith in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment for Good Reason; provided that no such suspension shall alter the Company’s obligations under this Agreement (including but not limited to its obligations to provide Executive compensation and benefits and Annual Bonus and equity vesting in the usual way) during such period of suspension. For the avoidance of doubt, such equity vesting means Executive shall continue to earn vesting credit with respect to equity awards during the suspension period, and that Executive’s eligibility to earn a full year’s Annual Bonus means that the amount of the Annual Bonus shall not be negatively impacted by such suspension.

9.9.4

“Disability” means that Executive, due to a physical or mental disability, has been unable to perform his duties under this Agreement for a continuous period of one hundred and eighty (180) days or longer;

9.9.5

“Equity Benefits” means vesting of the Sign-on Awards solely in accordance with clauses (a) and (b) below, and the annual equity awards granted pursuant to Section 4.2 solely in accordance with clause (c) below:

a.

Sign-on RSU Award. The portion of the Sign-on RSU Award that is unvested as of the Date of Termination shall vest and be settled on the later of (i) the Date of Termination and (ii) the first (1st) anniversary of the grant date of the Sign-on RSU Award;

b.	Sign-on PSU Award.

i.

If the Date of Termination is during a Performance Period, then the Sign-on PSU Award shall be eligible for vesting and settlement, at the end of the applicable Performance Period based on actual performance through the entire Performance Period;

ii.

If the Date of Termination occurs following the expiration of an applicable Performance Period (but prior to the date the Sign-on PSU is otherwise settled in accordance with its terms), then the portion of the applicable Sign-on PSU Award earned based on actual performance during the Performance Period shall immediately vest and be settled;

c.

Annual Equity Awards. In the event of termination of employment hereunder by reason of death or Disability, any equity awards granted pursuant to Section 4.2 will be subject to accelerated vesting as provided for in the 2020 Plan (or any successor thereto).

9.9.6

“Good Reason” means a termination by Executive if (a) any of the following events occurs without Executive’s express prior written consent, (b) Executive notifies the Company in writing that such event has occurred within ninety (90) days after Executive learns of the occurrence of such event, describing such event in reasonable detail and demanding cure, (the “Good Reason Notice”), (c) such event is not substantially cured within thirty (30) days after Executive delivers the Good Reason Notice to the Company, and (d) the Date of Termination occurs within one hundred eighty (180) days after the failure of the Company to so cure and relates to: (i) any failure to continue Executive as the President and CEO after the Effective Date (other than by reason of a termination of Executive’s employment by the Company with or without Cause or due to death, Disability or by Executive without Good Reason); (ii) a material diminution in Executive’s duties, responsibilities or authorities; (iii) any material diminution of Executive’s Annual Salary or Target Bonus or maximum Annual Bonus opportunity; (iv) any change in the reporting structure so that Executive is required to report to anyone other than the Board; (v) any material breach by the Company or any of its affiliates of any obligation under this Agreement; or (vi) without the Executive’s written consent, the relocation of the Executive’s principal place of employment as specified in Section 1.5 above by more than 50 miles.

9.9.7

“Law” means any Israeli law, rule or regulation, and the regulations of any securities exchange on which the Company’s securities are listed, or any applicable judgment, order, writ, decree, permit or license of any governmental authority.

9.9.8

“Merger Amount” means an amount equal to the Annual Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Annual Salary that gives rise to, or could have given rise to, a claim for Good Reason).

9.9.9

“Prorated Annual Bonus” means an Annual Bonus for the fiscal year of the Company in which the Date of Termination occurs, prorated based on the number of days elapsed in the fiscal year as of the Date of Termination, and determined based on actual performance as of the end of the fiscal year and in exercising discretion to determine the Prorated Annual Bonus payable to Executive, the Company (and where applicable, the Compensation Committee and the Board) shall disregard the fact that Executive’s employment is expected to terminate or has terminated.

9.9.10	“Release of Claims” means the release of claims in favor of the Company and its affiliates substantially in the form attached hereto as Exhibit A.

9.9.11

“Severance Payment” means an amount equal to two (2) times the Annual Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Annual Salary that gives rise to, or could have given rise to, a claim for Good Reason).

10.	Indemnification

10.1

In accordance with and subject to the provisions of applicable Law and the applicable provisions of the Company’s Articles of Association and the Compensation Policy then in effect, Executive shall be indemnified and released by the Company in accordance with the provisions of the Indemnification and Release Agreement attached hereto as Exhibit B, the terms of which shall be incorporated by reference herein.

10.2

An officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the seventh (7th) anniversary of the Date of Termination, providing coverage to Executive that is no less favorable to Executive in any respect than the coverage then being provided to any other present or former senior executive of the Company.

11.	Confidentiality and Disclosure of Information

Executive shall execute the Confidentiality, Disclosure of Information and Assignment of Inventions Agreement attached hereto as Exhibit C concurrently with the execution of this Agreement and agrees to abide by the terms thereof, which shall be deemed incorporated into this Section 11.

12.	Non-Competition

Executive hereby agrees, during the Non-Competition Restriction Period (as defined below), not to engage, directly or indirectly, anywhere in the world, in any activity, business or any other engagement in the pharmaceutical industry or any other industry that the Company Group enters under Executive’s authority or direction, in each case, which competes with the business of any member of the Company Group as of the Date of Termination (including any business that any member of the Company Group is actively planning to enter as of the Date of Termination), including as a consultant or as a director, except with the Company’s prior written approval. Notwithstanding anything to the contrary contained in this Section 12, the foregoing shall not prevent Executive from acquiring for his own personal investment not more than 1% of the outstanding voting securities of any publicly traded corporation and continuing to hold such investments and/or appointments as have been approved during his employment hereunder pursuant to Section 1.3. For purposes of this Agreement, the term “Non-Competition Restriction Period” means the Term and a period of twelve (12) months following the Date of Termination.

It is hereby agreed and clarified that, when determining the above non-competition undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement and the payment to which Executive is entitled pursuant to Section 15, which is being made in consideration, inter alia, for such undertaking. For the avoidance of doubt, this Section 12 shall apply to Executive following a termination of employment that occurs on the expiration of the Fixed Term or any Extension Period.

13.	Non-Solicitation

Executive hereby agrees, during the Non-Solicitation Restriction Period (as defined below), not to, directly or indirectly, entice, solicit or encourage anyone known to him to be an employee, consultant, customer, vendor or supplier of the Company Group and/or its affiliates and with whom he had during the preceding six (6) months (or during the six (6) months preceding the Date of Termination, in the case of actions taken by Executive after the Date of Termination) contact (other than incidental contact) and/or in respect of whom he had confidential information (or any prospective employee consultant, customer, vendor or supplier with whom the Company Group has had material contact or taken material steps to engage or retain) to cease doing business with the Company Group, reduce its relationship with the Company Group or refrain from establishing or expanding a relationship with the Company Group or in any other way interfere with the Company Group’s relationships with such employees, consultants, customers, vendors or suppliers. Executive further agrees and undertakes that during the Non-Solicitation Restriction Period, Executive shall not, directly or indirectly, including personally or in any business in which he is an officer, director or shareholder, for any purpose or in any place, hire or engage any key employee (Executive Committee member or direct report of an Executive Committee member) employed by the Company Group on the date of such termination or during the preceding six (6) months. Executive shall not violate this provision by making a general solicitation that is not directed at employees or consultants of the Company Group, by providing a reference for an employee or consultant of the Company Group, or by making a passive investment in any company provided that such investment represents less than 5% of the outstanding equity interests of such company. For purposes of this Agreement, the term “Non-Solicitation Restriction Period” means the Term and a period of twenty-four (24) months following the Date of Termination.

It is hereby agreed and clarified that, when determining the above non-solicitation undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement and the payment to which Executive is entitled pursuant to Section 15, which is being made in consideration, inter alia, for such undertaking. For the avoidance of doubt, this Section 13 shall apply to Executive following a termination of employment that occurs on the expiration of the Fixed Term or any Extension Period.

14.	Non Disparagement

Neither the Company Group nor Executive shall make disparaging or otherwise detrimental comments to any person or entity concerning the other, or the circumstances surrounding Executive’s engagement and/or separation of engagement from the Company, unless such party can demonstrate that the comments were made in private circumstances and that it or he intended that the comments not be published. In addition, Executive shall not make disparaging or otherwise detrimental comments to any person or entity concerning the Company Group’s officers, directors or employees; the products, services or programs provided or to be provided by the Company Group; the business affairs, operation, management or the financial condition of the Company Group, unless Executive can demonstrate that the comments were made in private circumstances and that he intended that the comments not be published. The obligations set forth in this Section 14 shall apply both during and ten (10) years after the Term. Nothing herein shall prevent Executive or the Company Group from (i) testifying truthfully in any legal proceeding and to any governmental or regulatory body; or (ii) as may otherwise be required by applicable Law or regulatory authority.

It is hereby agreed and clarified that, when determining the above non-disparagement undertaking, the parties took into account the entire consideration provided to Executive pursuant to this Agreement and the payment to which Executive is entitled pursuant to Section 15, which is being made in consideration, inter alia, for such undertaking. Any claim in respect of breach of this clause by either party must be based on direct evidence that a breach has occurred and such evidence should be disclosed in full when making any allegation of breach.

15.	Non-Competition/Non-Solicitation/Non-Disparagement Payment

In consideration for Executive’s undertaking set forth in Sections 11, 12, 13 and 14 and subject to compliance therewith, following the Date of Termination Executive shall receive an amount equal to twelve (12) times the Monthly Salary (without taking into account any reduction in Monthly Salary that gives rise to, or could have given rise to, a claim for Good Reason), to be paid in twelve (12) equal monthly installments commencing seven days after the Date of Termination (the “Non-Compete Payment”). The Non-Compete Payment shall not be subject to offset by any income Executive derives from non-competitive employment or self-employment.

Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company for Cause, Executive shall remain subject to Sections 11, 12, 13 and 14 and any other non-compete obligations, but the Company shall not be required to pay the Non-Compete Payment and the entire compensation paid to the Executive pursuant to this Agreement shall constitute consideration for the Executive’s undertaking set forth in Sections 11, 12, 13 and 14. In the event of Executive’s death, the undertakings set forth in Sections 11, 12, 13 and 14 shall not apply and consequently the Company shall not be required to pay the Non-Compete Payment.

16.	Cooperation

During the Term and at all times thereafter, Executive agrees to cooperate (in respect of matters of which he has knowledge) with the Company and its attorneys in connection with any matter related to the period he was employed by the Company and/or his services to any other member of the Company Group, including but not limited to any threatened, pending, and/or subsequent litigation, government investigation, or other formal inquiry against any member of the Company Group, and shall make himself available upon reasonable notice to prepare for and appear at any deposition, hearing, arbitration, mediation, or trial in connection with any such matters. Such cooperation will include willingness to be interviewed by representatives of the Company and to participate in legal proceedings by deposition or testimony. To the extent reasonably practicable, the Company shall coordinate with Executive to minimize scheduling conflicts with Executive’s business and personal commitments. The Company shall reimburse Executive for any reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance; provided that the reimbursement of fees related to any legal counsel retained by Executive in connection with such assistance shall be subject to the terms of the Indemnification and Release Agreement.

17.	No-Hedging Policy; No-Pledging Policy; Stock Ownership Guidelines

Executive acknowledges and agrees to adhere to the Company’s No-Hedging Policy, No-Pledging Policy and Stock Ownership Guidelines applicable to executive officers of the Company, as each may be amended from time to time in the Company’s sole discretion.

18.	Return of Car, Equipment and Documents

As of no later than the Date of Termination or as soon as reasonably practicable thereafter, Executive shall return to the Company the car, cell phone (or other hand-held device), laptop, credit card(s) and any other company equipment, if any, provided to Executive, and any other confidential or proprietary information of the Company that remains in Executive’s possession; provided, however, that nothing in this Agreement or elsewhere shall prevent Executive from retaining and utilizing documents relating to his personal benefits, defense of claims under this Agreement, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, personal contact list, and the like; and such other records and documents as may reasonably be approved by the Board (such approval not to be unreasonably withheld or delayed). Executive shall confirm such return in writing to the Company promptly upon Company’s written request, together with confirmation that Executive no longer has any Company property or confidential or proprietary information of the Company in his possession or control.

19.	No Other Post-Employment Restrictions

There shall be no contractual, or similar, restrictions on Executive’s right to terminate his employment with the Company, or on his post-employment activities, other than as expressly set forth in this Agreement.

20.	Assignability; Binding Nature

This Agreement shall inure to the benefit of, and be binding on and enforceable by, the parties and each of their respective successors and personal representatives (in Executive’s case) and assigns, except that the obligation of Executive to provide services under this Agreement is personal to Executive and may not be imposed on any other individual. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights and obligations may be assigned or transferred pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee contractually assumes the liabilities, obligations and duties of the Company, as contained in this Agreement. For the avoidance of doubt, the Company shall be entitled to discuss this Agreement and any matters relating to it with any persons who satisfactorily identify themselves as Executive’s personal representatives as if they were Executive.

21.	Tax Payments; Clawback

21.1

Tax and Social Security Payments. Executive hereby acknowledges and agrees that the payments and benefits granted to him under this Agreement shall be subject to income tax deductions and other mandatory tax deductions which the Company is required to deduct by applicable Law, and further represents that, except as specifically set forth in this Agreement or the Company’s Long Term International Assignment Policy, nothing in this Agreement shall be construed as imposing on the Company the obligation to pay taxes or any other obligatory payment imposed on Executive due to any payment or benefit. For the avoidance of doubt, the Company Group shall be responsible for the employer portion of all social security taxes or contributions payable in respect of compensation or benefits paid to Executive by the Company Group.

21.2

Clawback. Notwithstanding anything to the contrary herein, all compensation and benefits provided under this Agreement (including for the avoidance of doubt, the Sign-on Awards) shall be subject to clawback by the Company in accordance with the Compensation Policy. By signing this Agreement, Executive grants the Company a power of attorney to deduct from the Monthly Salary, Annual Bonus, Sign-on Cash Award and/or any other payments due to Executive by the Company, any amounts owed by him, in accordance with applicable Law and any Company clawback provisions in the Compensation Policy.

21.3

Tax Protection. Notwithstanding anything contained in the Company’s Long-Term International Assignment Policy, Executive will be entitled to tax protection benefits in accordance with the terms of this Agreement. The scope of the tax protection benefit will be as follows:

21.3.1

Exclusively with respect to Executive’s compensation income from the Company (including Monthly Salary, Annual Bonus, Sign-on Cash Award, Sign-on Equity Awards, and annual equity awards) during the Term (collectively, the “Compensation Income”), Executive is expected to pay no more income taxes and social security contributions than he would have paid if he were working exclusively in the United Kingdom for a United Kingdom tax resident employer (collectively, the “Expected Tax Amount”). Any income taxes and social security contributions that Executive becomes obligated to pay in any jurisdiction other than the United Kingdom that are in addition to the Expected Tax Amount will be paid directly by the Company or fully reimbursed to

Executive by the Company (including any necessary gross-ups). Such payment or gross up shall include any interest or penalties to any tax authority that may fall due. The Company anticipates withholdings for tax and social security contributions to be payable by Executive in relation to Compensation Income in the United Kingdom and Israel only. The Company will ensure that, on a monthly basis, the tax and social security contribution withholding (in both the United Kingdom and Israel) by the Company and its affiliates on Executive’s Compensation Income is calibrated as closely as reasonably practicable to the Expected Tax Amount, and to the extent that such withholding in fact exceeds the tax that would have applied with respect to the Expected Tax Amount, the Company will provide a payment to Executive promptly following the end of each calendar year.

21.3.2

Subject to the tax protection provisions as set out in the this Agreement, Executive agrees that Executive will pay actual taxes owed on the Compensation Income in the United Kingdom and in Israel, on the basis of the calibrated withholding amount provided in this Section 21.3, and Executive and/or his tax advisers agree to cooperate with the Company to prepare and promptly file Executive’s personal tax returns in the United Kingdom and Israel and any other filing required to be made pursuant to any tax ruling.

21.3.3

The terms of the Company’s Long-Term International Assignment Policy under the “Home Approach” with respect to Outside/Personal Income, Tax Preparation Services, Penalties, and Refunds shall apply to the tax protection benefit provided to Executive under this Section 21.3.

21.3.4

The Company and Executive shall cooperate and use reasonable best efforts to obtain relevant tax rulings or other agreements with respect to Executive’s employment and the provision of services by Executive, including, without limitation, from the tax authorities in Israel and the United Kingdom.

21.3.5

The Company agrees to take all action reasonably necessary to ensure that Executive recognizes income for Israeli tax purposes on equity awards granted to Executive by the Company (including the Sign-On Awards) at the same time that Executive is required to recognize income for United Kingdom tax purposes on such equity awards, including to provide instructions to remove the securities subject to such equity awards from the Section 102 trustee immediately upon the vesting of such equity awards (and Executive agrees to sign an authorization letter requesting such removal upon request by the Company).

21.4

Certain Guidelines. The Company and Executive will cooperate in good faith during the Term in order to ensure compliance with the Company’s corporate tax practices and policies in the jurisdictions in which Executive is performing services. In order to help avoid unintended and adverse tax consequences, the Company and Executive hereby agree that, notwithstanding anything to the contrary, the following guidelines shall apply to Executive during the Term:

21.4.1	To the maximum extent possible, Executive shall not negotiate or sign any contracts on behalf of the Company while he is not physically present in Israel.

21.4.2

Executive’s office at the Company’s principal offices in Israel shall be his exclusive dedicated office space at any premises owned by the Company or any of its subsidiaries. To the extent that Executive works from his office within his personal residence in the United Kingdom, he shall not be entitled to reimbursement of related office expenses.

21.4.3

The Company and the Executive intend that the Executive shall not be physically present in the United Kingdom, the United States, or any other jurisdiction other than Israel for more than a total of three months (per jurisdiction) in each calendar year.

21.5

For the avoidance of doubt, any breach (whether material or otherwise) of this Section 21 by the Executive shall not constitute grounds for termination of the Executive’s employment by the Company (whether for Cause or otherwise).

22.	Residence and Work Permit

The Company Group shall assist Executive in obtaining a residency permit and work permit in Israel and shall pay all fees incurred by Executive in obtaining such permits and, if requested, all fees incurred by Executive’s spouse in obtaining a residency permit in Israel. The Company and Executive shall cooperate in obtaining a work permit as soon as possible and in the event the work permit is not obtained prior to the Effective Date, the Company and Executive shall agree as to a temporary place of employment.

23.

Representations. Executive represents that (a) he has provided to the Company complete and accurate information regarding the terms of all contracts, arrangements, agreements, policies or understandings applicable to Executive, with prior employers or otherwise, which include post-employment covenants (including those relating to competition or solicitation of third parties), and (b) he is not subject to (or has been released from all restrictive covenants under) any contract, arrangement, agreement, policy or understanding that in any way impacts his ability to enter into or fully perform his obligations under this Agreement. Executive and the Company each represent and warrant (i) that such party is not otherwise unable to enter into and fully perform such party’s obligations under this Agreement; and (ii) that, upon the execution and delivery of this Agreement by both parties, this Agreement shall be such party’s valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, or otherwise as may be limited by applicable Laws. Notwithstanding any portion of this Agreement to the contrary, if any of Executive’s representations under this Section 23 prove to be inaccurate, the Company may immediately declare this Agreement null and void and Executive’s employment with the Company shall terminate immediately without obligation of any sort by the Company, including pursuant to any equity or other award previously issued to Executive.

24.	Dispute Resolution

24.1

Subject to clause 24.4, any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which Rules are deemed to be incorporated by reference into this clause.

24.2	The number of arbitrators shall be three.

24.3	The seat, or legal place, of arbitration shall be London, England.

24.3.1	The language to be used in the arbitral proceedings shall be English.

24.3.2	The governing law of the contract shall be the substantive law of Israel. The governing law of the arbitration agreement shall be the law of England & Wales.

24.4

Parties shall not be required to submit to arbitration any claim or complaint for any remedy pursuant to legislation in Israel or England (as the case may be) that is required to be brought only in the Israel Labor Courts or the Employment Tribunals in England.

24.5

Notwithstanding the foregoing, any claim by the Company Group for injunctive relief in accordance with Section 25 may be sought before any court of competent jurisdiction. The Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided under this Agreement, provided that Executive substantially prevails on at least one material issue in any such dispute. Further the Company Group shall pay the costs of the arbitrator and if necessary the appeal-arbitrator.

25.	Remedies and Injunctive Relief

Executive acknowledges that his wilful and material breach of any of the provisions of Sections 11, 12, 13 or 14 would cause irreparable damage to the Company Group in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of a willful, material and continued violation by Executive of any of the covenants contained in Sections 11, 12, 13 or 14, the Company Group shall be entitled (without the necessity of showing economic loss or other actual damage) to (a) cease payment of the compensation and benefits contemplated by Sections 9 or 15 to the extent not previously paid or provided (including ceasing vesting of outstanding equity awards), (b) the prompt return by Executive of any portion of such compensation and the value of such benefits previously paid or provided (including forfeiture of any equity awards that vested pursuant to Section 9 or the repayment of the value of any equity incentive awards that vested pursuant to Section 9 that have been settled) and (c) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 11, 12, 13 or 14 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted. The Non-Compete Restriction Period and the Non-Solicitation Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of the provisions of Section 12 or 13, as applicable. In the event that a court of competent jurisdiction determines that any provision of Sections 11, 12, 13 or 14 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of such provision within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

26.	Notices

Any notice or other communication required or permitted to be delivered under this Agreement shall be (a) in writing; (b) delivered personally, by email received by the intended receiver of such email, by facsimile, by courier service or by certified or registered mail, first class postage prepaid and return receipt requested; (c) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof; and (d) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company: to the Company’s headquarters, Attn: Chairman of the Board;

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W 52nd Street

New York, NY 10019

Facsimile: +1-212-403-2000

Attn: Adam O. Emmerich, Esq.

and to

Tulchinsky, Marciano, Cohen, Levitski & Co. Law Offices

4 Berkowitz Street

Tel Aviv 64238

Facsimile: +972 (3) 6075050

Attn: Menachem Tulchinsky, Adv.

If to Executive: to the last address on file with the Company; and

With a copy (which shall not constitute notice) to:

Withers LLP

20 Old Bailey

London EC4M 7AN

Attn: Elaine Aarons

27.	Miscellaneous

27.1

Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and this Agreement (including the agreements attached hereto as Exhibits) shall supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties with respect to the subject matter hereof.

27.2

Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

27.3

Inconsistencies. Subject to applicable Law and Section 1.6, in the event of any inconsistency between any provision of this Agreement and any provision of any applicable plan, program, agreement, corporate governance document or arrangement of the Company or its affiliates, the provisions of this Agreement shall prevail unless Executive and the Company otherwise agree in writing.

27.4

Headings; Construction. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

27.5

Survivorship. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 9, 10, 11, 12, 13, 14, 24 and 25) shall survive such termination in accordance with their applicable terms.

27.6

Governing Law; Severability. This Agreement shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

27.7

No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Executive after such termination.

27.8

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile, or by PDF sent via email, or by other electronic method, shall be effective for all purposes.

27.9

Board Approvals. Any reference made in this Agreement to an approval required of the Board or a committee of the Board shall also include any approval of the Board or any committee of the Board as may be required by Law, the Compensation Policy or the Company’s corporate documents.

27.10

Legal and Accounting Fee Reimbursement. The Company shall reimburse or pay directly any legal or accounting fees incurred by Executive in connection with the negotiation and execution of this Agreement, up to a maximum amount of USD $100,000 (One Hundred Thousand United States Dollars) (exclusive of any value added tax). Any invoice for such fees that is delivered directly to the Company shall be sent to the attention of the Company’s SVP GC – Corporate Affairs. Payment or reimbursement will be made within thirty (30) days following receipt of the invoice by the Company.

27.11	Execution of this Agreement. This Agreement shall be signed by the Company following the necessary Board approvals and shall immediately thereafter be signed by Executive.

– Signature page follows –

IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts as of the Effective Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

/s/ Sol J. Barer
By:	Sol J. Barer
Title:	Chairman of the Board

[Signature Page]

EXECUTIVE

/s/ Richard Francis
Richard Francis

[Signature Page]

Exhibit A

Form of Release Agreement

This Release Agreement (this “Release Agreement”) is dated as of [_____________] and is entered into by Richard Francis (“Executive”, “Me” or “I”) and TEVA PHARMACEUTICAL INDUSTRIES LTD. (the “Company”) in connection with the termination of Executive’s employment with the Company.

1. General Release.

(a) In consideration for the receipt of those payments that are in excess of the amounts required to be paid to Me by Law (as detailed in the settlement of account attached hereto), I, on behalf of myself and my family, agents, representatives, heirs, executors, trustees, administrators, successors and assigns (the “Releasors”), hereby irrevocably and unconditionally (i) represent and warrant that I have received in a timely manner full and complete payment of all amounts due to Me under my employment agreement with the Company dated November 21, 2022 (the “Employment Agreement”) or under any applicable law and/or in connection with the termination of my employment, both at law and pursuant to the terms of the Employment Agreement (other than any amounts that are contingent on me signing this Release Agreement, which by the terms of my Employment Agreement will not be provided until after this Release Agreement is effective (such payments, the “Contingent Payments”), and (ii) save in respect of any claims to enforce the payment of the Contingent Payments release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective past and/or present subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, and past and/or present stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company or its affiliates, including, but not limited to, trustees and administrators of these plans, in each case, in their individual and/or representative capacities (collectively, the “Releasees”) from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that I, he, she or it may have, from the beginning of time up to and including the time of signing this Release Agreement, in respect of my employment or separation from employment with the Company, or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement, including, but not limited to, any claims relating to salaries, benefits, bonuses, compensation, fringe benefits, social benefits according to any law or agreement, amounts of pension fund, overtime, severance pay, sick pay, recreation payments, vacation payments, prior notice payments, options or other securities, reimbursement of expenses and/or any other payments or benefits due to Me by any of the Releasees, or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of its affiliates and myself, now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided that such released claims shall not include any claims to enforce my rights under or with respect to any post-termination obligations of the Company expressly undertaken by the Company under my Employment Agreement (including but not limited to vested accrued benefits and compensation under the Company’s employee benefit plans and arrangements as set forth in Section 9 in my Employment Agreement), rights as a shareholder of the Company and rights to indemnification and liability insurance coverage.

(b) The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release Agreement. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees, and I hereby declare, confirm and undertake that, if the Releasors or anyone else in their name should deliver a claim as mentioned above, I shall reimburse the Releasees and anyone else on their behalf to the full extent of the sum of the legal expenses and legal fees incurred by them as a result of any such claim; and in the event that Releasors prevail in such legal action, then the Releasees shall reimburse such sum to Me or the Releasors. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding I may bring in violation of this Release Agreement.

(c) This Release Agreement shall constitute a dismissal and compromise notice for the purposes of Section 29 of the Severance Pay Law 5713-1963.

2. Legal Advice, Reliance. I represent and acknowledge that (a) I have been given adequate time to consider this Release Agreement and have been advised to discuss all aspects of this Release Agreement with my private attorney, (b) I have carefully read and fully understand all the provisions of this Release Agreement, (c) I have voluntarily entered into this Release Agreement, without duress or coercion, and (d) I have not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the claims described in Section 1(a), any portion thereof or any interest therein. I understand that if I request additional time to review the terms of this Release Agreement, a reasonable extension of time shall be granted.

3. Miscellaneous.

(a) No Violation of Law. I agree and acknowledge that this Release Agreement is not and shall not be construed to be an admission by the Company of any violation of any applicable laws of Israel, or of any duty owed by the Company to Me.

(b) Governing Law; Severability. This Release Agreement shall be governed by the laws of the State of Israel, without regard to its conflict of laws rules. In the event that any one or more of the provisions of this Release Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved in accordance with Section 24 of my Employment Agreement.

(c) Revocation. I may revoke this Release Agreement within seven (7) days after the date on which I sign this Release Agreement. I understand that this Release Agreement is not binding or enforceable until such seven (7) day period has expired. Any such revocation must be made in a signed letter executed by Me and received by the Company at its headquarters no later than 5:00 p.m., Tel Aviv time, on the seventh day after I have executed this Release Agreement. I understand that if I revoke this Release Agreement, I shall not be entitled to any severance benefits under my Employment Agreement.

(d) Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

* * * * *

Very truly yours,

EXECUTIVE

Name: _______________________
Dated:

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

By:
Title:

By:
Title:

Exhibit B

Indemnification Agreement

Indemnification and Release Agreement

This Indemnification and Release Agreement (this “Indemnification Agreement”) is being entered into effective as of January 1, 2023, pursuant to the resolutions of the Board of Directors (the “Board”) of Teva Pharmaceutical Industries Ltd., a company organized under the laws of the State of Israel (the “Company”), dated July 31, 2012 and the resolutions of the Human Resources and Compensation Committee of the Board, and the Audit Committee of the Board, each dated July 30, 2012.

It is in the best interest of the Company to retain and attract as office holders the most capable persons available and such persons are becoming increasingly reluctant to serve in companies unless they are provided with adequate protection through insurance, exemption and indemnification in connection with such service.

You are or have been appointed as an office holder of the Company, and in order to enhance your service to the Company in an effective manner, the Company desires to provide for your indemnification to the fullest extent permitted by law and the Company’s Articles of Association (the “Articles of Association”). In consideration of your service to the Company, the Company hereby agrees as follows:

1. The Company hereby undertakes to indemnify you to the maximum extent permitted by the Articles of Association and the Israeli Companies Law, 5759-1999, as amended from time to time (the “Companies Law”), the Israeli Securities Law, 5728-1968, as amended from time to time (the “Securities Law”), and any other applicable law, in respect of the following expenses or liabilities imposed on, or incurred by, you in consequence of any act performed or omission committed by you in your capacity as an “Office Holder” (such term shall bear the meaning assigned to it in the Companies Law) of the Company (including your service, at the request of the Company, as an officer, director, employee or board observer of any other company controlled directly or indirectly by the Company (a “Subsidiary”) or in which the Company holds shares (an “Affiliate”)).

1.1 any monetary liability imposed on you in favor of another person by a court judgment, including a settlement or an arbitrator’s award which was approved by court;

1.2 reasonable litigation expenses, including attorneys’ fees, actually incurred by you in connection with an investigation or proceeding that was conducted against you by a competent authority which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) against you and without the Imposition on you of a Monetary Liability In Lieu of a Criminal Proceeding (as such term is defined in the Companies Law), or which has been Terminated Without the Filing of an Indictment against you but with the Imposition on you of a Monetary Liability in Lieu of a Criminal Proceeding in respect of a crime which does not require the proof of mens rea (criminal intent) or in connection with a monetary sanction;

1.3 reasonable litigation expenses, including attorneys’ fees, actually incurred by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceeding in which you were acquitted, or in any criminal proceedings in which you were convicted of a crime which does not require the proof of mens rea (criminal intent); and

1.4 payment which you are obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses actually incurred by you in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorneys’ fees or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

For the purpose of this Indemnification Agreement, “expenses” shall include, without limitation, attorneys’ fees and all other costs, expenses and obligations paid or incurred by you in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any matter for which indemnification hereunder may be provided, and expenses paid or incurred by you in successfully enforcing this Indemnification Agreement. Expenses shall be considered paid or incurred by you at such time as you are required to pay or incur such cost or expenses, including upon receipt of an invoice or payment demand.

2. Notwithstanding the forgoing provisions of Section 1, except to the extent permitted by applicable law, the Company will not indemnify you for any amount you may be obligated to pay in respect of:

2.1 A breach of your duty of loyalty to the Company or a Subsidiary or Affiliate, unless committed in good faith and with reasonable grounds to believe that such act would not prejudice the interests of the Company or a Subsidiary or Affiliate;

2.2 A breach of your duty of care to the Company or a Subsidiary or an Affiliate committed intentionally or recklessly;

2.3 An action or omission taken by you with the intent of unlawfully realizing personal gain;

2.4 A fine, monetary sanction, forfeit or penalty imposed upon you; or

2.5 With respect to proceedings or claims initiated or brought voluntarily by you against the Company or a Subsidiary or an Affiliate, other than by way of defense, by way of third party notice to the Company or a Subsidiary or an Affiliate, or by way of countersuit in connection with claims brought against you.

3. To the fullest extent permitted by law, the Company will, following receipt by the Company of your written request therefor, make available all amounts payable to you in accordance with Section 1 above on the date on which such amounts are first payable by you (“Time of Indebtedness”), and with respect to items referred to in Sections 1.2, 1.3 and 1.4 above, even prior to the time on which the applicable court renders its decision, provided, however, that advances given to cover legal expenses will be repaid by you to the Company if it is determined that you are not lawfully entitled to such indemnification.

As part of the aforementioned undertaking, the Company will make available to you any security or guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4. The Company will indemnify you and advance expenses in accordance with this Indemnification Agreement even if at the relevant Time of Indebtedness you are no longer an Office Holder of the Company or a Subsidiary or an Affiliate, provided that the obligations with respect to which you will be indemnified hereunder are in respect of actions taken or omissions committed by you while you were an Office Holder of the Company or such Subsidiary or such Affiliate as aforesaid, and in such capacity.

5. The undertaking of the Company set forth in Section 1.1 shall be limited as follows:

5.1 to matters that are connected or otherwise related to those events or circumstances set forth in Schedule A hereto.

5.2 the maximum amount for which the Company undertakes to indemnify you for the matters and circumstances described in Section 1.1, jointly and in the aggregate, shall not exceed US $200 million according to the representative rate of exchange, or any other official rate of exchange that may replace it, at the Time of Indebtedness calculated with respect to each Office Holder of the Company. Such amount has been determined by the Board to be reasonable under the circumstances.

6. Subject to the limitations of Section 5 above and Section 7 below, the indemnification hereunder will, in each case, cover all sums of money that you will be obligated to pay, in those circumstances for which indemnification is permitted under the law, under the Articles of Association and under this Indemnification Agreement.

7. Notwithstanding anything to the contrary herein, the Company will not indemnify you for any liability with respect to which you have received payment by virtue of an insurance policy or another indemnification agreement, including, without limitation, an indemnification undertaking provided by a Subsidiary or an Affiliate, other than for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), all within the limits set forth in Section 5 above. In order to eliminate any duplication of benefits, the Company will be entitled to receive any amount collected by you from a third party in connection with liabilities actually indemnified hereunder, up to the amount actually paid to you by the Company as indemnification hereunder, to be transferred by you to the Company within fifteen (15) days following the receipt of said amount.

In the event of payment by the Company pursuant to this Indemnification Agreement, the Company shall be subrogated to the extent of such payment to all of your rights of recovery, and you shall execute all documents required, and shall do everything that may be necessary, to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8. In all indemnifiable circumstances, indemnification will be subject to the following:

8.1 You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings for which you may seek indemnification hereunder, without delay, and in any event within seven (7) days following your first becoming aware thereof, provided, however, that your failure to notify the Company as aforesaid shall not derogate from your right to be indemnified as provided herein except and to the extent that such failure to provide notice prejudices the Company’s ability to defend against such action or to conduct any related legal proceeding. You shall deliver to the Company, or to such person as it shall advise you, without delay, all documents you receive in connection with these proceedings or possible or threatened proceedings. Notice to the Company shall be directed to the Chairman of the Board, and in the event you are the Chairman of the Board, to the Chairman of the Audit Committee, at the address of the Company’s principal office (or at such other address as the Company shall advise you).

8.2 Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you. In such case, the fees and expenses of such counsel shall be paid by the Company. The Company shall notify you of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

The Company or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as they shall see fit, including by way of settlement.

Notwithstanding the foregoing, in the case of criminal proceedings, the Company or the attorneys as aforesaid will not have the right to plead guilty in your name or to agree to a plea-bargain in your name without your consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Indemnification Agreement and/or pursuant to law, without your consent. However, the aforesaid will not prevent the Company or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding or to consent to the entry of any judgment against you or enter into any settlement, arrangement or compromise, in each case without your consent, so long as such arrangement, judgment, settlement or compromise: (i) does not include an admission of your fault, (ii) is fully indemnifiable pursuant to this Indemnification Agreement and pursuant to law and (iii) further provides, as an unconditional term thereof, the full release of you from all liability in respect of such proceeding. This paragraph shall not apply to a proceeding brought by you under Section 8.7 below.

8.3 You will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of you within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents required to enable the Company or its attorney as aforesaid to conduct your defense in your name, and to represent you in all matters connected therewith, in accordance with the aforesaid and will give the Company all information and access to documents, files and your advisors and representatives as shall be within your power, in every reasonable way as may be required by the Company with respect to any such legal proceedings, provided that the Company shall cover all reasonable costs incidental thereto such that you will not be required to pay the same or to finance the same yourself, and provided, further, that you shall not be required to take any action that would reasonably prejudice your defense in connection with any indemnifiable proceeding.

8.4 Notwithstanding the provisions of Sections 8.2 and 8.3 above, (i) if in a proceeding to which you are a party by reason of your status as an Office Holder of the Company or any Subsidiary or Affiliate, the named parties to any such proceeding include both you and the Company or any Subsidiary or Affiliate, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest or potential conflict of interest (including the availability to the Company and its Subsidiary or Affiliate, on the one hand, and you, on the other hand, of different or inconsistent defenses or counterclaims) that exists between you and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, or (iii) if the Company refers the conduct of your defense to an attorney who is not, upon reasonable grounds, acceptable to you, you shall be entitled to be represented by separate legal counsel, which may represent other persons similarly situated, of the Company’s choice and reasonably acceptable to you and such other persons, at the sole expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Indemnification Agreement or in the event that the Company or any other person takes any action to declare this Indemnification Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from you the benefits intended to be provided to you hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, you shall have the right to retain counsel of your choice, reasonably acceptable to the Company and at the expense of the Company, to represent you in connection with any such matter.

8.5 If, in accordance with Section 8.2 (but subject to Section 8.4), the Company has taken upon itself the conduct of your defense, you shall have the right to employ counsel in any such action, suit or proceeding, who shall fully update, and be fully updated by, the Company on the defense procedure and shall consult with, and be consulted with by, the Company and the attorney conducting the legal defense on behalf of the Company, but the fees and expenses of such counsel, incurred after the assumption by the Company of the defense thereof, shall be at your expense and the Company will have no liability or obligation pursuant to this Indemnification Agreement or the above resolutions to indemnify you for any legal expenses, including any legal fees, that you may incur in connection with your defense, unless the Company shall agree to such expenses; in which event all reasonable fees and expenses of your counsel shall be borne by the Company to the extent so agreed to by the Company.

8.6 The Company will have no liability or obligation pursuant to this Indemnification Agreement to indemnify you for any amount expended by you pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement, which consent shall not be unreasonably withheld.

8.7 The Board and/or applicable committee(s) thereof and/or any other person(s) authorized by the Board will consider the request for indemnification and the amount thereof and will determine if you are entitled to indemnification and the amount thereof. In the event that you make a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to timely determine your right to indemnification hereunder or fails to timely make such payment or advancement in whole or in part, you may request that a determination with respect to your entitlement thereto shall be made in the specific case by an Independent Counsel agreed upon by the Company and you, and in the absence of such agreement, appointed by the head of the Israeli Bar Association. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Indemnification Agreement or its engagement pursuant hereto, provided, however, that you shall reimburse the Company for any such fees, expenses, claims, liabilities and damages in the event the matter is resolved in favor of the Company. “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of Israeli corporate law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company, an “interested party” (as defined in the Companies Law) of the Company or you in any matter material to either such party (other than in the capacity of Independent Counsel with respect to this Indemnification Agreement or similar indemnification agreements of the Company), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or you in an action to determine your rights under this Indemnification Agreement.

8.8 Neither the Company nor any of its agents, employees, directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you that would in any manner cast any negative light, inference or aspersion against you.

8.9 By signing this Indemnification Agreement you hereby accept that you shall not make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Agreement against you or the Company that would in any manner cast any negative light, inference or aspersion against the Company, and that you will keep the terms of such settlement confidential.

9. The Company hereby exempts you, to the fullest extent permitted by law and the Articles of Association, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt with respect to any actions listed in Section 2 above or for a breach of your duty of care in connection with a Distribution (as defined in the Companies Law).

10. Subject to Section 20 below, if any act, resolution, approval or other procedure is required for the validation of any of the undertakings in this Indemnification Agreement, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

11. To the fullest extent permitted by law and the Articles of Association (as stated above), nothing contained in this Indemnification Agreement shall derogate from the Company’s right (but in no way shall the Company be obligated) to indemnify you post factum for any amounts which you may be obligated to pay as set forth in Section 1 above without regard to the limitations set forth in Section 5 above. Your rights of indemnification hereunder shall not be deemed exclusive of any other rights you may have under the Articles of Association or applicable law or otherwise.

12. If any undertaking included in this Indemnification Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect. Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertaking will be deemed to have been modified or amended, and any competent court or arbitrator is hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

13. This Indemnification Agreement and the agreements herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without regard to the rules of conflict of laws, and any dispute arising from or in connection with this Indemnification Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

14. This Indemnification Agreement cancels and replaces any preceding letter of indemnification or arrangement for indemnification that may have been issued to you by the Company. Notwithstanding the foregoing, the indemnification obligation set forth in this Indemnification Agreement will also apply, subject to the terms, conditions and limitations set forth in this Indemnification Agreement, with respect to actions performed, or omissions committed, in your capacity as an Office Holder of the Company or a Subsidiary or an Affiliate, during the period prior to the date of this Indemnification Agreement.

15. Neither the settlement nor termination of any proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that you are not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement shall not create a presumption that you did not act in good faith and in a manner which you reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, that you had reasonable cause to believe that your action was unlawful.

16. This Indemnification Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) binding on and shall inure to the benefit of your heirs, personal representatives, executors and administrators. This Indemnification Agreement shall continue for your benefit and your heirs’, personal representatives’, executors’ and administrators’ benefit after you cease to be an Office Holder of the Company.

17. The obligations of the Company according to this Indemnification Agreement shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended. In the event of a conflict between any provision of this Indemnification Agreement and any provision of the law which cannot be conditioned upon, changed or added to, the said provision of the law shall supersede the specific provision in this Indemnification Agreement, but shall not limit or diminish the validity of the remaining provisions of this Indemnification Agreement.

18. Subject to Section 20 below, the Company hereby agrees to indemnify and exempt you to the fullest extent permitted by law, notwithstanding that such indemnification or exemption is not specifically authorized by the other provisions of this Indemnification Agreement. In the event of any change after the date of this Indemnification Agreement in any applicable law, statute or rule which expands the right of an Israeli company to indemnify Office Holders, it is the intent of the parties hereto that you shall enjoy by this Indemnification Agreement the greater benefits afforded by such change and such changes shall to the extent permitted by applicable law be, ipso facto, within the purview of your rights and the Company’s obligations pursuant to this Indemnification Agreement.

19. Subject to Section 5 above and notwithstanding anything else to the contrary herein, in the event of any change in the Articles of Association after the date of this Indemnification Agreement which narrows the Company’s right to indemnify you under this Agreement, such change shall apply only with respect to actions performed, or omissions committed, by you in your capacity as an Office Holder of the Company, of a Subsidiary or of an Affiliate, after the date of such change, to the extent permitted by applicable law.

20. Notwithstanding anything to the contrary herein, nothing in this Indemnification Agreement shall require or obligate the Company to amend its Articles of Association, or take any action with respect thereto.

21. No waiver of any of the provisions of this Indemnification Agreement shall be deemed or shall constitute a waiver of any other provisions of this Indemnification Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

22. All notices and other communications required or permitted under this Indemnification Agreement shall be in writing, shall be effective (i) if mailed, three (3) business days after mailing (unless mailed abroad, in which case it shall be effective five (5) business days after mailing), (ii) if by air courier, two (2) business days after delivery to the courier service, (iii) if sent by messenger, upon delivery, (iv) if sent via facsimile, upon transmission and electronic (or other) confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic (or other) confirmation of receipt and (iv) if sent by email, on the date of transmission or (if transmitted and received on a non-business day) on the first business day following transmission, except where a notice is received stating that such mail has not been successfully delivered.

23. This Indemnification Agreement shall continue in effect regardless of whether you continue to serve as an Office Holder of the Company.

24. This Indemnification Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument; it being understood that parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in pdf format shall be sufficient to bind the parties to the terms and conditions of this Indemnification Agreement, as an original.

The Board has determined, based on the current activity of the Company, that the amount stated in Section 5 is reasonable under the circumstances, and that those events and circumstances specified in Schedule A are foreseeable in light of the Company’s activities as of the date hereof.

Kindly sign and return the enclosed copy of this Indemnification Agreement to acknowledge your agreement to the contents hereof.

[Signature Page to Follow]

Sincerely yours,

Teva Pharmaceutical Industries Ltd.

/s/ Sol J. Barer / Chairman of the Board
Name: Sol J. Barer
Title: Chairman of the Board

Accepted and agreed

as of the first date written above:

/s/ Richard Francis
Name: Richard Francis

Schedule A

All references in this schedule to the “Company” shall be deemed to refer to a Subsidiary or Affiliate as well, to the extent that your service as an office holder, director, employee or board observer of the Subsidiary or Affiliate is at the request of the Company in the circumstances described in the preface of Section 1 to the Indemnification Agreement.

1. The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreement, notice, report, tender and/or other proceeding, whether in Israel, the United States or abroad;

2. Occurrences resulting from the Company’s public filings or omissions to make a public filing, delisting of shares, or buy-back of Company’s securities;

3. Occurrences in connection with investments the Company makes in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including without limitation, actions taken by you in the name of the Company as an Office Holder and/or board observer of the corporation which is the subject of the transaction and the like;

4. The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company;

5. Actions in connection with an actual or anticipated change in ownership, control or structure of the Company, its reorganization, dissolution, including without limitation, a merger, sale or acquisition of shares, or change in capital;

6. Actions in connection with any actual or proposed transaction not in the ordinary course of business of the Company, including without limitation, the sale, lease or purchase of any assets, subsidiary, operations and/or business, or part thereof, of the Company;

7. Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company, and any other transactions referred to in Section 270 of the Companies Law;

8. Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities, business, securities or assets, and the division or consolidation thereof, including without limitation, any Tender Offer, Forced Sale of Shares, Arrangement and Compromise (as such capitalized terms are defined in the Companies Law) or any reorganization, merger or consolidation of whatever kind or nature within the meaning of any law applicable to such claim or demand;

9. Actions taken in connection with labor relations and/or employment matters in the Company and trade relations of the Company, including without limitation, with employees, independent contractors, customers, suppliers and various service providers;

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10. Actions in connection with products or services developed and/or commercialized by the Company, including without limitation, the performance of pre-clinical and clinical trials on such products, whether performed by the Company or by third parties on behalf of the Company, and/or in connection with the certification, distribution, sale, license or use of such products, including without limitation in connection with professional liability and product liability claims and/or in connection with the procedure of obtaining regulatory or other approvals regarding such products, whether in Israel or abroad and including without limitation, liabilities arising out of advertising or marketing, including without limitation, misrepresentations regarding the Company’s products and unlawful distribution of emails;

11. Actions taken in connection with the intellectual property of the Company, and its protection, including without limitation, the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property, including without limitation, any assertion that the Company’s products violate, infringe, misappropriate or misuse the intellectual property rights of any third party;

12. Actions taken pursuant to or in accordance with the policies and procedures of the Company (including without limitation, tax policies and procedures), whether such policies and procedures are published or not;

13. Approval of corporate actions, in good faith, including without limitation, the approval of the acts of the Company’s management, their guidance and their supervision;

14. Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business;

15. Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction;

16. Claims in connection with publishing or providing any information, including without limitation, any filings with governmental authorities, on behalf of the Company in the circumstances required under applicable laws;

17. Any claim or demand made under any securities laws of any jurisdiction or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to any securities authority or any stock exchange disclosure or other rules, or any other claims relating to relationships with investors, debt holders, shareholders and the investment community; or related to inadequate or improper disclosure of information to investors, debt holders, shareholders and the investment community, claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; actions taken in connection with the issuance of any type of securities of Company, including without limitation, the grant of options to purchase any of the same, or related to the purchase, holding or disposition of securities of the Company or any other investment activity involving or effected by such securities, including, without limitation, any offering of the Company’s securities to private investors or to the public, and listing of such securities, or the offer by the Company to purchase securities from the public or from private investors or other holders, and any undertakings, representations, warranties and other obligations related to any such offering, listing or offer or to the Company’s status as a public company or as an issuer of securities;

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18. Any claim or demand made by any lenders or other creditors or for monies borrowed by, or other indebtedness of, the Company;

19. Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, any state, municipal, federal, county, local, city or foreign taxes or other mandatory payments of any nature whatsoever, including, without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including without limitation, any interest, penalty or addition thereto, whether disputed or not;

20. Any claim or demand arising out of dealings by the Company with third parties, including without limitation, agents, employees, customers, suppliers, creditors or others;

21. Any claim or demand arising out of presentations or reports submitted or delivered (or not submitted or delivered) to shareholders (whether current or prospective), customers or creditors of the Company or to any governmental entity or agency, including without limitation, relevant securities authorities or commissions;

22. Any claim or demand made by purchasers, holders, lessors or other users of products of the Company, or individuals treated with or exposed to such products, for damages or losses related to such use or treatment;

23. Review, approval and actions taken in connection with the financial and tax reports of the Company, including without limitation, any action, consent or approval related to or arising from the foregoing, including without limitation, execution of certificates for the benefit of third parties related to the financial statements;

24. Claims in connection with anti-competitive laws and regulations and laws and regulation of commercial wrongdoing;

25. Claims in connection with breach of confidentiality obligations, acts in regard of invasion of privacy, including with respect to databases, and acts in connection with slander and defamation;

26. Claims or demands made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on their behalf;

27. Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity, including without limitation, the Office of the Chief Scientist or the Investments Center of the Israeli Ministry of Industry, Trade and Labor, the Israeli Antitrust Authority, the Israel Securities Authority, the United States Securities and Exchange Commission, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company, or any of its businesses, subsidiaries, assets or operations, or the terms and conditions of any operating certificate or licensing agreement;

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28. Any action or decision regarding Distribution;

29. An announcement, a statement, including without limitation, a position taken, or an opinion made in good faith by an Office Holder in the course of his duties and in conjunction with his duties, including without limitation, during a meeting of the Board or one of the committees of the Board;

30. An act or omission undertaken in contradiction to the Company’s Memorandum of Association or Articles of Association;

31. Any action or decision in relation to work safety and/or working conditions;

32. An act or omission undertaken in negotiating, signing and performing an insurance policy or any claim relating to a failure to maintain appropriate insurance and/or adequate safety measures;

33. Any claim or demand made by a customer, supplier, contractor or other third party transacting any form of business with the Company, in the ordinary course of their business, relating to the negotiations or performance of such transaction, or representations or inducements provided in connection therewith or otherwise.

34. Any administrative, regulatory, civil or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including without limitation, potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or for contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of release, spill, emission, leaking, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substances, wastes or other pollutants and all other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company, or any of its subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law.

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Exhibit C

Confidentiality, Disclosure of Information and

Assignment of Inventions Agreement

To: Teva Pharmaceutical Industries Ltd. and its subsidiaries and affiliates (the “Company”)

Re: Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement

The undersigned (“Executive”) hereby acknowledges that he will have access to, certain proprietary information, inventions, commercial secrets and other confidential information of the Company and may participate in the development, planning or marketing of the Company’s products, in connection with Executive’s employment under the Employment Agreement entered into between the Company and Executive dated November 21, 2022 (hereinafter, the “Employment Agreement”). In relation to such confidential information, Executive hereby undertakes as follows, in full knowledge that the force of this undertaking is in no way dependent upon the force of the Employment Agreement, is entirely independent from said agreement, does not in any way constitute a concurrent obligation with the obligations defined in the Employment Agreement and has been a material part of the consideration of his engagement by the Company:

1. Proprietary Information and Non-Disclosure

1.1.

Executive acknowledges and agrees that he will have access to or be involved in the planning, making or development of, confidential and proprietary information concerning the business and financial activities of the Company or its property, business, dealings, clients, suppliers, people or entities that come into contact with them, their operational methods, research or manufacturing process, plans and strategies, business plans, research projects, employees, marketing plans, supplier lists, customers, data, trade secrets, test results, formulas, processes, data and know-how, improvements, inventions, patents, application for patents, copyrights, trademarks, engineering specifications, product designs, technical information discoveries, studies, techniques, specifications, computer programs (in source and object code), databases, products (actual or planned) and information contained in computers, preservation of information methods, disks, diskettes, drawings, plans, communications, prospectuses, reports, prices, calculations, fees, work conditions in the Company or other agreement conditions which relate to the Company and documents of the Company. All such information, whether in documentary, written, oral or digital format, and whether received by Executive as a result of his employment with the Company or brought to his attention in any other manner, shall be deemed to be and referred to as “Proprietary Information.” For purposes of this Confidentiality, Disclosure of Information and Assignment of Inventions Agreement, the term “Company” shall include all entities within the Company Group (as defined in the Employment Agreement).

“Proprietary Information” shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that (i) was known to Executive prior to his association with the Company and can be so proven by Executive by documentary evidence; (ii)

shall have appeared in any printed publication or patent of a third party or shall have become a part of the public knowledge except as a result of a breach of this Agreement by Executive; or (iii) shall have been received by Executive from a third party having no obligation to the Company.

In addition, the term “Proprietary Information” shall include information regarding salaries, bonuses and benefits paid or granted to Executive by the Company under the Agreement to which this Exhibit C is attached.

1.2.

Executive agrees and declares that all Proprietary Information and rights in connection therewith are, and shall be, the sole property of the Company and its assignees. At all times, both during the term of his engagement with the Company and thereafter, Executive will keep in strict confidence and trust all Proprietary Information, and Executive will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use or disclose directly or indirectly any Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties in his engagement with the Company and in the best interests of the Company.

1.3.

Executive recognizes that the Company received and will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the term of his engagement with the Company and thereafter, Executive undertakes to hold and maintain all such information in strict confidence, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties as an Executive of the Company and consistent with the Company’s agreement with such third party.

2. Assignment of Inventions

2.1.

Executive understands that the Company is engaged, involved or associated in a continuous program of investment, research, development, production or marketing in connection with its business and that, as an essential part of his engagement with the Company, he may make new contributions to and create know-how of value for the Company.

2.2.

During the term of his engagement, Executive undertakes and covenants that he will promptly disclose in confidence to the Company all inventions, improvements, ideas, themes, designs, original works of authorship, formulas, concepts, techniques, forecasts, test results and documentation, discoveries, models, drawings, tooling, schematics and other diagrams, instructional material, notes, records, algorithms, operating procedures methods, systems, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets or under any other intellectual property right, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, in the course of his engagement with the Company and due to his engagement with the Company (“Inventions”).

2.3.

Executive agrees and represents, that all Inventions will be the sole and exclusive property of the Company and/or its assignees and undertakes to act with respect to such Inventions in accordance with the Company’s applicable corporate policy.

2.4.

To the extent relevant, Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his engagement. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times and will be returned to the Company upon the termination of Executive’s employment or earlier at the request of the Company.

2.5.

Executive hereby irrevocably transfers and assigns to the Company and/or its assignees and shall in the future take all reasonable steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its assignees without additional consideration to Executive (other than Executive’s salary and other benefits to which he is entitled to as an employee of the Company (including without limitation, without any compensation or royalties in accordance with Sections 132 or 134 of the Patent and Design Act of 1967 (the “Patent Law”)): (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, titles and interests, in any Invention, including, without limitation, service inventions under Section 134 of the Patent Law, and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions; and (b) any and all Moral Rights (as defined below) that he may have in or with respect to any Invention. Executive also hereby forever waives and agrees never to assert any and all Moral Rights he may have in or with respect to any Invention, even after termination of his engagement with the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any jurisdiction whatsoever, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

2.6.

Executive expressly waives all economic rights in the Inventions including without limitation any rights to royalties from any intellectual property right (specifically including patent rights under Section 134 of the Patent Law) and any right to receive any payment or other consideration whatsoever.

2.7.

Executive agrees to assist the Company in every reasonable way to obtain and enforce, for the benefit of the Company and/or its assignees exclusive and absolute title, right, interest, patents, copyrights, mask work rights, and other legal protections for the Inventions in any and all countries. Executive will execute any documents that may be reasonably requested of him for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Executive’s obligations under this Section 2.7 will survive the termination of his engagement with the Company; provided that the Company will compensate him at a reasonable rate after such termination for time or expenses actually spent by him at the Company’s request on such assistance. After the termination of Executive’s engagement with the Company, any assistance requested by the Company or any of its assignees pursuant to this Section 2.7 shall take into account Executive’s obligations towards third parties. Executive hereby irrevocably appoints the Company and/or its duly authorized officers and agents (including, without limitation, the chairman of the Board) as his attorney-in-fact to execute documents on his behalf for this purpose and agrees that, if the Company is unable because of Executive’s unavailability, mental or physical incapacity, or for any other reason, to secure Executive’s signature for the purpose of applying for or pursuing any application for any Israeli or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in this Section 2, to act for and on Executive’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Executive.

2.8.

Executive hereby acknowledges and agrees that the salary and other benefits provided to him under his Employment Agreement constitute appropriate, full and fair consideration in connection with his employment with the Company, including, without limitation, with respect to this Agreement and including with respect to Executive’s undertakings under this Section 2, and with respect to any Inventions created, conceived or reduced to practice or that may be created, conceived or reduced to practice by Executive, either alone or jointly with others, in the course of his employment with the Company, all of which are assigned to the Company in accordance with this Agreement, and Executive hereby unconditionally and irrevocably waives any right that he may have to receive any additional payment or other consideration whatsoever to which Executive may be entitled with respect to any Invention pursuant to any applicable law, in any jurisdiction, including (but not limited to) pursuant to Section 134 of the Patent Law, or any provision that may supersede it. In the event that for any reason such right cannot be waived, Executive hereby assigns and transfers to the Company any such right Executive may have to receive any additional payment or other consideration whatsoever with respect to any Invention pursuant to any applicable law, including the Patent Law, in any jurisdiction.

2.9.	The provisions of this Section 2 shall survive termination or expiration of the Employment Agreement and shall be and remain in full force and effect at all times thereafter.

2.10.

Executive acknowledges that the Company has entered into the Employment Agreement in reliance on his undertaking set forth in this Section 2, and that given his access to information regarding the Company, the provisions of this Section 2 are reasonable and necessary to protect the Company’s business and rights.

2.11.

If any one or more of the terms contained in this Proprietary Information, Assignment of Inventions and Non-Disclosure Agreement shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

3. Miscellaneous

3.1.

Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved in accordance with Section 24 of the Employment Agreement..

3.2.

Injunctive Relief. Any breach of this Agreement may cause irreparable harm to the Company, for which damages would not be an adequate remedy, and therefore, the Company will be entitled to injunctive relief from any court of competent jurisdiction as such court so determines, restraining any violation or further violation of this Agreement by Executive. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity and without any requirement to post bond.

IN WITNESS WHEREOF, Executive has signed this Proprietary Information, Non-Disclosure and Assignment of Inventions Agreement as of the date first set forth above.

EXECUTIVE

/s/ Richard Francis
Name: Richard Francis

ACCEPTED AND AGREED:

TEVA PHARMACEUTICAL INDUSTRIES LTD

/s/ Sol J. Barer / Chairman of the Board
Name: Sol J. Barer
Title: Chairman of the Board